Exhibit 99.1

Company Contact: Delcath Systems, Inc. Richard Taney (212) 489-2100 www.delcath.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Anne Marie Fields (afields@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

DELCATH SYSTEMS, INC. RAISES $14.2 MILLION IN PRIVATE OFFERING

Funding to Support Continued Development of Pipeline

NEW YORK, NEW YORK, (September 18, 2007) – Delcath Systems, Inc. (Nasdaq: DCTH) (the “Company”) announced today that the Company has entered into definitive subscription agreements with selected institutional investors to sell 3,833,108 shares of its common stock and warrants to purchase 1,916,554 shares of common stock with an exercise price of $4.53 per share through a registered direct offering. Each unit consisting of one share of common stock and one warrant to purchase 0.5 shares of common stock was priced at $3.70 per unit, for gross proceeds of approximately $14.2 million, before deducting offering fees and expenses. Canaccord Adams Inc. and ThinkEquity Partners, LLC acted as placement agents for the offering. Canaccord Adams Inc. acted as the lead placement agent.

The Company intends to use the net proceeds from this offering to fund the continued advancement of the Company's Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes. Including the expected net proceeds from this offering, it is anticipated that the Company currently has sufficient capital to fund operations through the completion of its pivotal Phase III clinical trial.

The shares are being offered pursuant to the Company's effective shelf registration statement previously filed with the Securities and Exchange Commission. The shares may be offered only by means of a prospectus. The closing of the offering is expected to take place on September 21, 2007, subject to the satisfaction of customary closing conditions.

Additional information and details with respect to the offering will be included in a final prospectus supplement and related prospectus that will be filed with the SEC prior to closing. When available, copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Canaccord Adams Inc., 535 Madison Avenue, 2nd Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Delcath Systems, Inc.

Delcath Systems is the developer of percutaneous perfusion technology for organ- or region-specific delivery of therapeutic and chemotherapeutic agents. The Delcath System is currently being tested with the drug Melphalan in a Phase III trial of patients with metastatic ocular and cutaneous melanoma in the liver, and a Phase II trial of patients with primary liver cancers and metastatic tumors in the liver from neuroendocrine cancers and adenocarcinomas, as well as patients with melanoma who previously received isolated perfusion. The Company's intellectual property portfolio currently consists of 18 patents on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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